Exhibit 99.1

          General Cable's Bonham, Texas Union Workers Declare Strike;
               Company Reaffirms Third Quarter Earnings Estimate

     HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Aug. 30, 2004--General Cable (NYSE:BGC) announced today that contract negotiations with officials of Local Union No. 2155, of the International Brotherhood of Electrical Workers (IBEW), have ended without reaching an agreement. The Company's three-year contract with the union expired at 12:01 AM, on August 22, 2004, and was extended to 12:01 AM, on August 31, 2004. Yesterday, August 29th, the union workers voted to strike and did not report to work today. The Local represents 187 production and maintenance workers at the Company's Bonham, Texas plant.
     The Bonham facility manufactures telecommunications cables, which are also produced at two other General Cable North American manufacturing facilities. The distribution center located in Bonham will remain open and, in the short-term, the Company does not anticipate any significant disruption in customer service.
     While a protracted strike would negatively impact the Company's reported financial results, improving performance will allow the Company to offset the negative impact of the strike on its third quarter earnings. As a result, the Company reaffirms its earnings estimate for the third quarter of 2004, which was diluted earnings per share, excluding charges related to the previously announced rationalization of certain of the Company's manufacturing facilities, at or above $0.13 per share.

     General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.

     Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company's ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, as well as periodic reports filed with the Commission.

     CONTACT: General Cable
              Paul M. Montgomery, 859-572-8315